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                                                                       EXHIBIT 5

                                November 13, 1996

Sizeler Property Investors, Inc.
2542 Williams Boulevard
Kenner, Louisiana   70062

Ladies and Gentlemen:

              RE: REGISTRATION STATEMENT ON FORM S-8 UNDER THE SECURITIES ACT OF 1933, COVERING THE REGISTRATION OF 736,693 SHARES OF COMMON STOCK ISSUED OR RESERVED FOR ISSUANCE UNDER THE SIZELER PROPERTY INVESTORS, INC. 1986 STOCK OPTION PLAN, AS AMENDED, 1989 DIRECTORS STOCK OPTION PLAN, 1994 DIRECTORS' STOCK OWNERSHIP PLAN, AS AMENDED, AND 1996 STOCK OPTION PLAN, AS AMENDED (COLLECTIVELY, THE "PLANS") -- OPINION REGARDING LEGALITY

         As your counsel we have examined the above referenced Registration Statement and we are familiar with the documents referred to therein, as well as your Restated Certificate of Incorporation, as amended, Restated Bylaws and other relevant documents, and we have made such investigation with respect to your corporate affairs as we have deemed necessary in order for us to render the opinion herein set forth.

         We have examined the proceedings heretofore taken and we are informed as to the procedures proposed to be followed by Sizeler Property Investors, Inc. in connection with the authorization, issuance and sale of the above described shares of Common Stock (the "Shares"). In our opinion the Shares to be issued by Sizeler Property Investors, Inc. under and in accordance with the Plans will be, when issued and paid for pursuant to the Plans and the Registration Statement and the exhibits thereto, legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion letter as an exhibit to the Registration Statement.

                                  Very truly yours,

                                  JAECKLE FLEISCHMANN & MUGEL, LLP